Form 10-K, Exhibit 13
period 1996-12-31
FFVA FINANCIAL CORP
filed 1997-03-27
CIK 924285

EXHIBIT 13

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                                          At December 31,
                                            -----------------------------------------
                                              1992        1993       1994       1995       1996
                                              ----        ----       ----       ----       ----
                                                                (In Thousands)
Selected financial data:
  Total assets ..........................   $365,018   $379,585   $440,603   $497,290   $533,826
  Loans receivable, net .................    263,330    261,469    268,532    291,215    321,528
  Mortgage-backed securities ............     41,305     40,109     64,865    114,790    131,469
  Investment securities .................     43,207     49,010     80,309     71,113     61,210
  Cash and cash equivalents .............      8,154     17,393     16,387      7,683      6,634
  Deposits ..............................    333,295    335,976    337,256    377,975    397,435
  Other borrowings ......................      6,500     12,500     11,250     29,250     60,000
  Equity capital/stockholders' equity....     23,772     29,753     90,859     88,059     74,481



                                           For the Year Ended December 31,
                                  ---------------------------------------------------
                                    1992     1993      1994        1995        1996
                                  -------   -------   -------     -------     -------
                                                   (In Thousands)
Selected operating data:
Interest income ...............   $29,962   $28,430   $29,380     $37,683     $40,993
Interest expense ..............    17,742    14,726    14,783      19,212      21,182
                                  -------   -------   -------     -------     -------
  Net interest income .........    12,220    13,704    14,597      18,471      19,811
Provision for credit losses ...       726       900       600         255          60
                                  -------   -------   -------     -------     -------
  Net interest income after
   provision for credit losses     11,494    12,804    13,997      18,216      19,751
                                  -------   -------   -------     -------     -------
Noninterest income ............     1,699     1,700       896       1,054       1,321
                                  -------   -------   -------     -------     -------
Noninterest expense ...........     6,974     7,134     7,496       9,084      12,569 (3)
                                  -------   -------   -------     -------     -------
Income before income taxes and
 extraordinary item ...........     6,219     7,370     7,397      10,186       8,503
Income tax expense ............     2,303     2,702     2,694       3,712       3,040
                                  -------   -------   -------     -------     -------
  Net income before
   extraordinary item .........     3,916     4,668     4,703       6,474       5,463
Cumulative effect at January 1,
 1993 of change in accounting
 for income taxes .............        --       679        --          --          --
                                  -------   -------   -------     -------     -------
  Net income ..................   $ 3,916   $ 5,347   $ 4,703     $ 6,474     $ 5,463
                                  =======   =======   =======     =======     =======

Per Share Data:
  Net income per share(1) .....        --        --     $0.79(2)  $  1.11(2)  $  1.06
  Dividends per share .........        --        --        --     $  0.30(2)  $ 0.375


------------------------------
(1) Based on the weighted average number of shares of common stock and common stock equivalents outstanding.
(2)   Restated for two for one stock split paid June 5, 1996.
(3)   Includes a $2,230 one-time assessment to recapitalize SAIF.

             SELECTED CONSOLIDATED FINANCIAL RATIOS AND OTHER DATA


                                                             At or For the Year Ended December 31,
                                                 -------------------------------------------------------------
                                                    1992         1993          1994        1995         1996
                                                 ---------     --------     ---------    --------     --------
Performance Ratios:
Return on average assets (net income
  divided by average total assets) .......           1.09%        1.43%        1.17%        1.35%        1.05%

Return on average equity (net income
  divided by average equity) .............          18.03        20.05        10.63         7.15         6.68

Interest rate spread during period (1)....           3.33         3.62         3.40         3.12         3.30

Net interest margin (2) ..................           3.51         3.81         3.75         3.97         3.94

Net yield on average interest-earning
  assets .................................           8.61         7.91         7.56         8.10         8.16

Net interest income after provision for
credit losses, to total noninterest
expenses .................................         164.81       179.48       186.73       200.53       157.14

Noninterest expense to average assets.....           1.93         1.91         1.86         1.89         2.41

Asset Quality Ratios:
Non-performing loans to total assets......           1.72         1.20          .79          .52          .33
Non-performing loans to total loans ......           2.33         1.68         1.28          .88          .54
Non-performing assets to total assets.....           1.79         1.30          .81          .52          .36
Allowance for credit losses to
  non-performing assets ..................          36.14        52.06        85.35       123.83       172.94


Capital Ratios:
Average equity to average assets ratio
  (average equity divided by average total
  assets) ................................           6.02         7.15        10.99        18.88        15.68
Capital to assets at period end ..........           6.51         7.84        20.62        17.71        13.95

Average interest-earning assets to average
  interest-bearing liabilities ...........         103.65       104.72       109.40       120.62       115.23

Other data:
Number of:
  Real estate loans outstanding(3) .......          5,873        5,470        5,172        5,104        4,982
  Deposit accounts .......................         36,398       35,546       37,189       42,839       43,311
  Full service offices ...................             10           10           10           11           12


---------------------------------
(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net interest margin is net interest income before provision for credit losses divided by average interest-earning assets.
(3)   Does not include open-end lines of credit.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Business of the Company
-----------------------

      FFVA Financial Corporation (the "Company") is a Virginia corporation organized in May 1994. On October 12, 1994, the Company acquired all the capital stock of First Federal Savings Bank of Lynchburg (the "Bank") in the conversion of the Bank from a federal mutual savings bank to a federal stock savings bank. The Company, as a unitary savings and loan holding company, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Bank retains a specified amount of its assets in housing-related investments.

      Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies.

      The Company's business activities to date have been limited to its investment in the Bank, other equity investments, and loans made to the Bank for use in the normal course of its business, and to the First Federal Savings Bank Employee Stock Ownership Plan (the "ESOP") which enabled the ESOP to purchase shares of the Company's common stock in the initial public offering. The loans bear interest rates and have terms and conditions which prevailed in the market place at the time they were originated. During the year ended December 31, 1996, the Company repurchased and retired 1,013,712 shares of its common stock through open market transactions.

Business of the Bank
--------------------

      The business of the Bank consists principally of attracting deposits from the general public and using such deposits to originate mortgage loans secured by one- to four-family residences and to purchase U.S. Government and federal agency securities, mortgage-backed and related securities and other investment securities. To a lesser extent, the Bank also originates multi-family, commercial real estate, construction, land and land development and consumer and other loans. The Bank's profitability depends primarily on its net interest income which is the difference between the income it receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and borrowed funds. To a lesser extent, the Bank's profitability is also affected by the level of other noninterest income and expenses. Other noninterest income consists of fees of loans, customer service charges, gains from sale of investments and other miscellaneous income. Other noninterest expenses consist of personnel, occupancy related expenses, federal deposit insurance premiums, data processing, advertising and other operating expenses.

      The operations of the Bank are influenced significantly by local economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in the Bank's market area, as well as general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

Asset/Liability Management
--------------------------

      The Company's earnings depend to a significant extent on its net interest income, which is the difference between (i) the interest income on loans, mortgage-backed securities and investments, and (ii) the interest expense on deposits and borrowings. The Company is subject to interest rate risk and corresponding fluctuations in its net interest income, to the extent that its interest-bearing liabilities and interest-earning assets do not mature or reprice at the same time. Asset/liability management policies are employed in an effort to reduce the Company's exposure to interest rate risk by matching, to the extent deemed feasible and appropriate, the repricing periods of the Company's interest-earning assets and interest-bearing liabilities and thereby reducing the volatility of net interest income.

      The matching of the repricing characteristics of assets and liabilities may be analyzed by examinining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that same time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time frame and the amount of interest-bearing liabilities anticipated, based on certain assumptions, to mature or reprice within that same time frame. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing or repricing within that same time frame. A gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive assets maturing or repricing within the same time frame. Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets, which would result in the yield on its assets repricing at a pace greater than the cost of its interest-bearing liabilities. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of or reduce its net interest income.

      The one year cumulative gap expressed as a percentage of earning assets was calculated to be a negative 1.10% at December 31, 1996. The ratio of interest-bearing assets to interest-bearing liabilities at December 31, 1996 was 114.53%. Total interest earning assets increased $35.4 million during 1996, while interest-bearing liabilities increased by $49.6 million.

      The Company seeks to limit its exposure to interest rate risk, in part, through the origination of ARM loans and shorter-term consumer loans. Management believes that, although investment in ARM loans may reduce short-term earnings below amounts obtainable through investments in fixed-rate mortgage loans, an ARM loan portfolio reduces the Company's exposure to adverse interest rate fluctuations and enhances longer term profitability. While the Company originates fixed-rate mortgage loans, it monitors the outstanding balances and terms of all fixed rate mortgage loans to ensure that the addition of these assets do not result in undue risk.

      A large portion of the Company's assets have been invested in mortgage-backed and mortgage-related securities and investment securities with short and intermediate average lives. While the Company's mortgage-backed securities portfolio does contain approximately $82.7 million of loans with 30 year terms, $43.2 million of these securities were collateralized by ARM loans as of December 31, 1996. The investment policy of the Company is designed to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate risk, to supplement the Company's lending activities, and to provide and maintain liquidity.

      The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are anticipated by the Company, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. Prepayment rates for mortgage loans, mortgage-backed securities and other loans are based upon national prepayment estimates published by major Wall Street investment banking firms, depending upon the coupon rate of the asset. Deposit decay rate assumptions supplied by the Federal Home Loan Bank of Atlanta have been applied to demand deposit accounts, savings accounts and money market deposit accounts. Management believes that these assumptions are appropriate and reasonable.

                                                                          At December 31, 1996
                                             -------------------------------------------------------------------------------------
                                                                                                  Over
                                                Less        Three                    Over One     Three
                                                Than      Months to      Six to      Through     Through        Over
                                               Three         Six         Twelve       Three       Five         Five
                                               Months       Months       Months       Years       Years        Years        Total
                                               ------       ------       ------       ------      -----        -----        -----
                                                                           (Dollars in Thousands)
Interest-earning assets:
  Mortgage loans and mortgage-backed
  and related securities(1)(2)..............  $  70,482     $ 35,427   $ 112,006    $ 67,180     $ 48,205    $88,230     $ 421,530
  Consumer and other loans(1)...............     17,894        1,112       2,026       5,942        5,348         --        32,322
  Investments and interest-earning
    deposits(2)(3) .........................      6,542        3,500      12,001      21,972        8,314      9,965        62,294
                                              ---------     --------   ---------    --------     --------   ---------    ---------
      Total interest-earning assets.........     94,918       40,039     126,033      95,094       61,867     98,195       516,146
                                              ---------     --------   ---------    --------     --------   ---------    ---------
Interest-bearing liabilities:
NOW and Super NOW accounts .................      3,620        3,225       5,433      11,239        3,007      6,437        32,961
Savings accounts ...........................      1,571        1,500       2,797       8,913        5,810     13,929        34,520
Money market deposit accounts...............     14,129        9,564      10,858       4,812        2,290      2,078        43,731
Certificates of deposit ....................     47,126       37,010      74,021      86,647       34,629         --       279,433
                                              ---------     --------   ---------    --------     --------   ---------    ---------
      Total interest-bearing deposits(4)....     66,446       51,299      93,109     111,611       45,736     22,444       390,645
                                              ---------    ---------   ---------   ---------     ---------  ---------    ---------
FHLB-Atlanta advances and other
 borrowed funds ............................     49,000        2,000       5,000       2,000        2,000         --        60,000
                                              ---------     --------   ---------    --------     --------   ---------    ---------
      Total interest-bearing liabilities ...    115,446       53,299      98,109     113,611       47,736      22,444      450,645
                                              ---------     --------   ---------    --------     --------   ---------    ---------
Interest sensitivity gap....................  $ (20,528)    $(13,260)  $  27,924    $(18,517)    $ 14,131      75,751    $  65,501
                                              =========    =========   =========   =========     =========  =========    =========
Cumulative interest sensitivity gap.........  $ (20,528)    $(33,788)  $  (5,864)   $(24,381)    $(10,250)  $  65,501
                                              =========     ========   =========    ========     ========   =========

Cumulative interest sensitivity gap
  as a percentage of total assets...........      (3.85)%      (6.33)%     (1.10)%      (4.57)%      (1.92)%    12.27%       12.27%
Ratio of interest-earning assets to
interest-bearing liabilities................      82.22 %      79.98 %      97.80%      93.59 %      97.61 %   114.53%      114.53%


-------------------------------------
(1) For purposes of the gap analysis, mortgage and other loans are reduced by non-performing loans, but are not reduced by the allowance for credit losses.
(2) Includes assets available for sale, but does not include mark to market adjustments reflected in unrealized holding gain (loss).
(3)  Includes interest-bearing cash equivalents.
(4)  Does not include noninterest-bearing deposits totalling $6,790.

      Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. As a result of these limitations, it is difficult to correlate changes in net interest income to changes in the level of interest rates.

Analysis of Net Interest Income
-------------------------------

      The following table sets forth certain information relating to the Company's statements of financial condition and statements of income for the years ended December 31, 1994, 1995, and 1996 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Average balances are derived from month end balances. Management does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented. The average balances of loans receivable include loans on which the Company has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields. Market value adjustments recorded in compliance with SFAS 115 are not considered when computing the yields and costs of securities.

                                                                       Year Ended December 31,
                                  -------------------------------------------------------------------------------------------------
                                                1994                             1995                            1996
                                  --------------------------------   ------------------------------   -----------------------------
                                  Average                Average     Average               Average    Average             Average
                                  Balance     Interest  Yield/Cost   Balance   Interest  Yield/Cost   Balance  Interest  Yield/Cost
                                  -------     --------  ----------   --------  --------  ----------   -------  --------  ----------
                                                                              (In Thousands)
Assets:
Interest-earning assets:
  Mortgage loans, net............ $251,935     $20,717       8.22%   $266,097  $23,437      8.81%    $279,433   $24,714    8.84%
  Consumer and other loans,
   net ..........................   10,888       1,018       9.35      16,224    1,703     10.50       25,911     2,487    9.60
  Mortgage-backed and related
   securities(1) ................   51,526       3,333       6.47      99,829    6,884      6.90      123,959     8,662    6.99
  Overnight and short term
    deposits ....................   12,470         488       3.91       5,945      422      7.10        4,361       283    6.49
  Investment securities(1)(2)....   61,939       3,824       6.17      76,903    5,237      6.81       68,561     4,847    7.07
                                  --------     -------               --------  -------               --------   -------
    Total interest-earning
       assets ...................  388,758      29,380       7.56     464,998   37,683      8.10      502,225    40,993    8.16
                                               -------                         -------                          -------
Noninterest-earning assets.......   13,739                             14,664                          19,162
                                  --------                           --------                        --------
      Total assets .............. $402,497                           $479,662                        $521,387
                                  ========                           ========                        ========
Liabilities and Stockholders'
 Equity:
 Interest-bearing liabilities:
  Deposits:
   Transaction accounts.......... $ 89,728       2,684        2.99    $ 80,140   2,555      3.19     $ 82,527   $ 2,319       2.81
   Savings and certificates......  252,438      11,210        4.44     274,675  14,705      5.35      303,085    16,063       5.30
                                  --------     -------                -------- -------               --------   -------
      Total deposits ............  342,166      13,894        4.06     354,815  17,260      4.86      385,612    18,382       4.77
  FHLB advances and other
   borrowings ...................   13,199         889        6.74      30,702   1,952      6.36       50,236     2,800       5.57
                                  --------     -------                --------  -------               --------   -------
      Total interest-bearing
       liabilities ..............  355,365      14,783        4.16     385,517  19,212      4.98      435,848    21,182       4.86
                                               -------                          -------                          -------
Other liabilities ...............    2,890                               3,604                          3,801
                                  --------                            --------                       --------
      Total liabilities..........  358,255                             389,121                        439,649
                                  --------                            --------                       --------
Stockholders' equity ............   44,242                              90,541                         81,738
                                  --------                            --------                       --------
      Total liabilities and
       stockholders' equity...... $402,497                            $479,662                       $521,387
                                  ========                            ========                       ========
Net interest income/interest
 rate spread(3) .................             $ 14,597        3.40%            $18,471      3.12%               $19,811      3.30%
                                              ========                         =======                          =======
Net earning assets/net interest
 margin(4) ...................... $ 33,393                    3.75%    $79,481              3.97%     $66,377                3.94%
                                  ========                             =======                        =======
Ratio of interest-earning assets
 to interest-bearing liabilities.   109.40%                             120.62%                        115.23%
                                   =======                             =======                        =======

-----------------------------------
(1)  Includes assets available for sale.
(2)  Includes FHLB-Atlanta stock.
(3)  Interest-rate  spread represents the difference between the average rate on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(4) Net interest margin represents net interest income before the provision for credit losses divided by average interest-earning assets.

Rate\Volume Analysis
---------------------

      The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                                            Year Ended December 31,
                                      ---------------------------------------------------------------
                                                1995 vs. 1994                1996 vs. 1995
                                      -----------------------------     -----------------------------
                                             Increase (Decrease)           Increase (Decrease)
                                                  Due to                          Due to
                                      -----------------------------     -----------------------------
                                       Volume      Rate       Net       Volume      Rate        Net
                                      --------   --------  --------     ------    ---------   -------
                                                              (In Thousands)
Interest-earning assets:
  Mortgage loans, net .............   $ 1,201    $ 1,519    $ 2,720    $ 1,179    $    98    $ 1,277
  Consumer and other loans ........       548        137        685        941       (157)       784
  Mortgage-backed and related
    securities(1) .................     3,317        234      3,551      1,685         93      1,778
  Overnight and short term deposits      (337)       271        (66)      (105)       (34)      (139)
  Investment securities(1)(2) .....       991        422      1,413       (584)       194       (390)
                                      -------    -------    -------    -------    -------    -------
      Total .......................     5,720      2,583      8,303      3,116        194      3,310
                                      -------    -------    -------    -------    -------    -------

Interest-bearing liabilities:
  Transaction accounts ............      (298)       169       (129)        74       (310)      (236)
  Savings and certificate accounts      1,048      2,447      3,495      1,507       (149)     1,358
                                      -------    -------    -------    -------    -------    -------
      Total deposits ..............       750      2,616      3,366      1,581       (459)     1,122
  Borrowings ......................     1,115        (52)     1,063      1,114       (266)       848
                                      -------    -------    -------    -------    -------    -------
      Total .......................     1,865      2,564      4,429      2,695       (725)     1,970
                                      -------    -------    -------    -------    -------    -------
  Net change in net interest income   $ 3,855    $    19    $ 3,874    $   421    $   919    $ 1,340
                                      =======    =======    =======    =======    =======    =======


---------------------------------
(1)   Includes assets available for sale.
(2)   Investment securities include FHLB-Atlanta stock.


Financial Condition and Results of Operation

Comparison of Financial Condition at December 31, 1995 and 1996

      General. Total assets increased $36.5 million or 7.34%, to $533.8 million at December 31, 1996 from $497.3 million at December 31, 1995, reflecting increases in the Company's loan and mortgage-backed securities portfolio.

      Loans Receivable, Net. The Company's loans receivable, net increased $30.3 million or 10.41% to $321.5 million at December 31, 1996 from $291.2 million at December 31, 1995. The loan categories experiencing the most significant growth during 1996 were the residential, one to four family category which increased by $11.8 million, the consumer loan category which increased by $11.6 million, and the commercial loan category which increased by $4.6 million.

      Mortgage-backed Securities. The Company's mortgage-backed securities portfolio increased $16.7 million, or 14.55%, to $131.5 million at December 31, 1996 from $114.8 million at December 31, 1995. The Company's portfolio encompasses a variety of both fixed rate and adjustable rate products. A total of $84.9 million mortgage-backed securities are designated as "available for sale," while $46.6 million are classified as "held to maturity" at December 31, 1996.

      Investment Securities. The Company's investment securities decreased $9.9 million or 13.92% to $61.2 million at December 31, 1996 from $71.1 million at December 31, 1995 as the Company concentrated its asset growth in the loan and mortgage-backed securities portfolios during 1996.

      Deposits. The Company's deposits increased $19.4 million or 5.13% to $397.4 million at December 31, 1996 from $378.0 million at December 31, 1995.

      Advances from FHLB and Other Borrowed Money. Advances from the Federal Home Loan Bank of Atlanta increased by $11.7 million to $41.0 million at December 31, 1996 from $29.3 million at December 31, 1995. During 1996, the Company also entered into reverse repurchase agreements with a regional bank. The balance outstanding under reverse repurchase agreements at December 31, 1996 was $19.0 million. Funds from the additional borrowings were used to fund the purchase of mortgage backed securities and collateralized mortgage obligations and to fund the growth of the Company's loan portfolio.

      Stockholders' Equity. Stockholders' equity decreased $13.6 million from $88.1 million at December 31, 1995 to $74.5 million at December 31, 1996. The decrease in stockholders' equity was a result of the Company's repurchase of 1,013,712 shares of common stock at a cost of $18.0 million during 1996. The decrease in stockholders' equity which occurred as a result of the stock repurchases was partially offset by income from operations. Other factors contributing to the decrease was a decrease in the value of the Company's "available for sale" portfolio as reflected in the value of the unrealized holding gain component of stockholders' equity and the payment of cash dividends totalling $1.9 million. At December 31, 1996, the ratio of capital to total assets was 13.95%.

Comparison of Operating Results for the Years Ended December 31, 1995 and 1996

      Net Income. Net income decreased $1.0 million to $5.5 million for the year ended December 31, 1996 from $6.5 million for the year ended December 31, 1995. This decrease was primarily due to a special FDIC assessment to recapitalize the SAIF portion of the insurance fund. The Company's portion of this assessment totalled $2.2 million. Excluding the special assessment, non interest expense increased a total of $1.3 million. This was partially offset by an increase of $1.3 million in the Company's net interest income to $19.8 million from $18.5 million in the prior year. Income tax expense also decreased $670,000 as a result.

      Interest Income. Interest income increased approximately $3.3 million, or 8.8%, from $37.7 million for the 1995 period to $41.0 million for the 1996 period. This increase was primarily due to a $37.2 million, or 8.0%, increase in the average balance of total interest earning assets from $465.0 million at December 31, 1995 to $502.2 million at December 31, 1996. The average yield on interest earning assets was 8.10% for the year ended December 31, 1995 and 8.16% for the year ended December 31, 1996.

      Interest Expense. Interest expense increased $2.0 million, or 10.42% from $19.2 million for the 1995 period to $21.2 million for the 1996 period, as a result of an increase in deposits and other interest-bearing liabilities. Average interest-bearing liabilities increased $50.3 million or 13.05%, from

$385.5 million in the 1995 period to $435.8 million in the 1996 period. The average cost of interest-bearing liabilities decreased 12 basis points from 4.98% in the 1995 period to 4.86% in the 1996 period.

     Net Interest Income. Net interest income for the 1996 period increased $1.3 million or 7.03% from $18.5 million for the 1995 period to $19.8 million for the 1996 period. There was an increase in the average interest rate spread from 3.12% for the 1995 period to 3.30% for the 1996 period which was partially offset by a 5.39% decrease in the ratio of interest-earning assets to interest bearing liabilities. The decrease in the ratio of interest-earning assets to interest-bearing liabilities can be attributed to the Company's decision to repurchase over one million shares of common stock at a cost of $18.0 million during 1996.

      Provision for Credit Losses. The provision for credit losses decreased by $195,000 from $255,000 for the 1995 period to $60,000 for the 1996 period. At December 31, 1996, allowances for credit losses were $3.3 million, representing 1.01% of total loans and 188.07% of non-performing loans. The Company maintains an allowance for credit losses at a level considered adequate to absorb credit losses. The determination of the adequacy of the valuation allowance is based on a detailed analysis of loans with known or anticipated adverse performance characteristics, and includes consideration of historical patterns, industry experience, current economic conditions, changes in composition and risk characteristics of the loan portfolio, and other factors deemed relevant to the collectibility of the loans outstanding. The Company maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific credit loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General credit loss allowances are based upon a combination of factors including, but not limited to, actual credit loss experience, composition of the loan portfolio and current economic conditions. Although management believes that adequate general allowances for losses have been established, actual losses are dependent upon future events and, as such, further additions to the level of the general credit loss allowance may be necessary.

      Noninterest Income. Noninterest income increased 18.18% from $1.1 million for the 1995 period to $1.3 million for the 1996 period primarily as a result of a $182,000 increase from $431,000 to $613,000 in other income.

      Noninterest Expense. Noninterest expense increased $3.5 million or 38.46% from $9.1 million for the 1995 period to $12.6 million for the 1996 period. The Company recorded an expense of $2.2 million for a one-time special FDIC assessment to recapitalize the SAIF portion of the insurance fund which accounted for 62.86% of the increase. The Company also experienced a $900,000 increase in compensation and employee benefit plan expense. A significant portion of this increase can be attributed to increased staff requirements as a result of growth experienced by the Company, partially due to the opening of a new branch office in 1996 and increased benefit plan costs as a result of growth. Office occupancy and equipment costs and data processing costs also increased as a result of the additional branches and new accounts.

      Income Taxes. The provision for income taxes decreased from $3.7 million in 1995 to $3.0 million in 1996 as a result of the Company's decreased net income for 1996.

Comparison of Financial Condition at December 31, 1994 and 1995

      General. Total assets increased $56.7 million or 12.87%, to $497.3 million at December 31, 1995 from $440.6 million at December 31, 1994, reflecting increases in the Company's loan and mortgage-backed securities portfolio.

      Loans Receivable, Net. The Company's loans receivable, net increased $22.7 million or 8.45% to $291.2 million at December 31, 1995 from $268.5 million at December 31, 1994. Growth in the loan portfolio during 1995 was concentrated in the residential, one to four family category which increased by $7.6 million and the consumer loan category which increased by $7.9 million.

      Mortgage-backed Securities. The Company's mortgage-backed securities portfolio increased $49.9 million, or 76.89%, to $114.8 million at December 31, 1995 from $64.9 million at December 31, 1994. The Company's portfolio encompasses a variety of both fixed rate and adjustable rate products. The
Company's purchases during 1995 were concentrated in adjustable rate mortgage-backed securities which comprise approximately 54% of the total mortgage-backed securities portfolio as of December 31, 1995. A total of $78.8 million mortgage-backed securities were designated as "available for sale," while $35.9 million were classified as "held to maturity" at December 31, 1995.

      Investment Securities. The Company's investment securities decreased $9.2 million or 11.46% to $71.1 million at December 31, 1995 from $80.3 million at December 31, 1994 as the Company concentrated its asset growth in the loan and mortgage-backed securities portfolios during 1995.

      Deposits. The Company's deposits increased $40.7 million or 12.07% to $378.0 million at December 31, 1995 from $337.3 million at December 31, 1994. The acquisition of the Keysville Branch of Crestar Financial Corporation resulted in deposit growth of approximately $22.0 million, while the remaining deposit growth was generated in the normal course of business.

      Advances from FHLB. Advances from the Federal Home Loan Bank of Atlanta increased by $18.0 million to $29.3 million at December 31, 1995 from $11.3 million at December 31, 1994. During March 1995, the Company borrowed $25.0 million from the Federal Home Loan Bank under a variable rate advance. These proceeds were used to fund the purchase of adjustable rate mortgage-backed securities. A portion of the advance was repaid prior to year end.

      Stockholders' Equity. Stockholders' equity decreased $2.8 million from $90.9 million at December 31, 1994 to $88.1 million at December 31, 1995. The decrease in stockholders' equity was a direct result of the Company's repurchase of 300,000 shares of common stock at a cost of $8.5 million during 1995. The decrease in stockholders' equity which occurred as a result of the stock repurchases was partially offset by income from operations and an increase in the value of the Company's "available for sale" portfolio as reflected in the value of the unrealized holding gain component of stockholders' equity. Other factors contributing to the decrease was the Company's purchase of 80,000 shares of common stock to be held in the Management Stock Bonus Plan and the payment of cash dividends totalling $1.8 million. At December 31, 1995, the ratio of capital to total assets was 17.71%.

Comparison of Operating Results for the Years Ended December 31, 1994 and 1995

      Net Income. Net income increased $1.8 million to $6.5 million for the year ended December 31, 1995 from $4.7 million for the year ended December 31, 1994. This increase was primarily due to an increase of $3.9 million in the Company's net interest income to $18.5 million from $14.6 million in the prior year. This increase in net interest income was partially offset by a $1.6 million increase in noninterest expense and a $1.0 million increase in income tax expense.

     Interest Income. Interest income increased approximately $8.3 million, or 28.2%, from $29.4 million for the 1994 period to $37.7 million for the 1995 period. This increase was primarily due to an increase in the average balance of total interest earning assets during 1995 coupled with an increase in their average yield. Average interest earning assets increased $76.2 million, or 19.60% from $388.8 million at December 31, 1994 to $465.0 million at December 31, 1995. The average yield on interest earning assets increased .54% from 7.56% for the year ended December 31, 1994 to 8.10% for the year ended December 31, 1995.

      Interest Expense. Interest expense increased $4.4 million, or 29.73% from $14.8 million for the 1994 period to $19.2 million for the 1995 period, as a result of an increase in deposits and other interest-bearing liabilities, and an increase in the average cost paid on those interest-bearing liabilities. Average interest-bearing liabilities increased $30.1 million or 8.47%, from $355.4 million in the 1994 period to $385.5 million in the 1995 period. At the same time, the average cost of interest-bearing liabilities increased 82 basis points from 4.16% in the 1994 period to 4.98% in the 1995 period.

      Net Interest Income. Net interest income for the 1995 period increased $3.9 million or 26.71% from $14.6 million for the 1994 period to $18.5 million for the 1995 period. The increase in net interest income was primarily due to increased earnings as a result of the investment of net conversion proceeds. There was an 11.22% increase in the ratio of interest-earning assets to interest-bearing liabilities which was partially offset by a reduction in the average interest rate spread from 3.40% for the 1994 period to 3.12% for the 1995 period.

      Provision for Credit Losses. The provision for credit losses decreased by $345,000 from $600,000 for the 1994 period to $255,000 for the 1995 period. At
December 31, 1995, allowances for credit losses were $3.2 million, representing 1.08% of total loans and 123.83% of non-performing loans.

      Noninterest Income. Noninterest income increased $158,000 from $896,000 for the 1994 period to $1,054,000 for the 1995 period primarily as a result of a $191,000 increase from $18,000 to $209,000 in income recognized from the sale of investment securities.

      Noninterest Expense. Noninterest expense increased $1.6 million or 21.33% from $7.5 million for the 1994 period to $9.1 million for the 1994 period. The increase resulted primarily from a $1.1 million increase in compensation and employee benefit plan expense.

      A significant portion of the increase can be attributed to increased staff requirements as a result of growth experienced by the company, partially due to the purchase of a new branch in 1995. The Company experienced increased benefit plan costs as a result of this growth and the implementation of a Management Stock Bonus Plan. The Company also adopted an Employee Stock Ownership Plan in conjunction with the Bank's conversion to stock form. Other operating expenses including professional fees, printing and supplies, and various registration fees and charges also increased as a result of the Company's conversion to a publicly held company.

      Income Taxes. The provision for income taxes increased from $2.7 million in 1994 to $3.7 million in 1995 as a result of the Company's increased net income for 1995.

Liquidity and Capital Resources
-------------------------------

     The Company's liquidity is a product of its operating, investing and financing activities. The Company's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits to fund cash requirements experienced in the normal course of business. The Company has been able to generate sufficient cash through its deposits as well as borrowings (consisting of advances from the FHLB of Atlanta and reverse repurchase agreements). At December 31, 1996, the Company had $41.0 million of outstanding advances from the FHLB of Atlanta and $19.0 million outstanding with a regional bank under reverse repurchase agreements.

      Liquidity management is both a daily and long-term function of business management. Excess cash is generally invested in overnight deposits. On a longer-term basis, the Company maintains a strategy of purchasing investment securities and mortgage-backed securities. The Company attempts to ladder the maturities of its investment portfolio to provide an ongoing source of liquidity. The Company uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At December 31, 1996, the total approved loan commitments outstanding amounted to $4.0 million. At the same date, commitments under unused lines of credit amounted to $20.0 million. Certificates of deposit scheduled to mature in one year or less at December 31, 1996 totaled $158.2 million. Management believes that a significant portion of maturing deposits will remain with the Company. The Bank had an average liquidity ratio of 12.00% during the quarter ended December 31, 1996, which exceeded the required minimum liquid asset ratio of 5.0%.

      The bank's deposits are insured up to the legal maximum by the Savings Associations Insurance Fund ("SAIF") as administered by the FDIC. In the past, First Federal and most other SAIF members have paid an annual insurance premium between .23% and .31% of total deposits held. Effective January 1, 1996, the FDIC lowered the annual insurance premium for most members of the Bank Insurance Fund ("BIF"), primarily commercial banks, to $2,000. Recent federal legislation required the FDIC to impose a one-time assessment on all members of SAIF in order to recapitalize the SAIF to the federally mandated level of 1.25%. The assessment equalled .65% of an institutions domestic deposits as of March 31, 1995 and was approximately $2.2 million for First Federal Savings Bank. SAIF premiums have been lowered which will reduce somewhat the competitive advantage commercial banks have had regarding deposit insurance premiums.

      On August 20, 1996, The Small Business Job Protection Act of 1996 was signed into law. Under this law, the tax bad debt reserve method that had been available to thrift institutions was repealed for tax years beginning after 1995. According to the legislation, applicable excess reserves must be recaptured as income over five years beginning with fiscal 1997. The amount to be recaptured is the excess of the accumulated reserves since fiscal 1987 over the amount allowed by use of the actual charge-off method for those years. Thrifts can delay those payments by two years if they meet a residential lending requirement. Since the Bank has provided deferred taxes on those bad debt reserves accumulated since 1987, management believes that the enactment of these proposals will have no material effect on the earnings of the Bank or the Company.

      At December 31, 1996, the Bank had regulatory capital which was well in excess of applicable limits. At December 31, 1996, the Bank was required to maintain tangible capital of 1.5% of adjusted total assets, core capital of 3.0% of adjusted total assets, and risk-based capital of 8.0% of adjusted risk-weighted assets. At December 31, 1996, the Bank's tangible capital was $53.0 million, or 9.95% of adjusted total assets, core capital was $53.0 million, or 9.95% of adjusted total assets and risk-based capital was $56.3 million, or 20.60% of adjusted risk-weighted assets, exceeding the requirements by $45.0 million, $37.0 million, and $34.4 million, respectively.

      The following table sets forth the Bank's capital position at December 31, 1996, as compared to the minimum regulatory capital requirements imposed by the OTS at that date.
                                                           December 31, 1996
                                                         -----------------------
                                                                      Percent of
                                                                       Adjusted
                                                          Amount        Assets
                                                         --------      ---------
                                                         (Dollars in Thousands)
First Federal Savings Bank
--------------------------

Tangible Capital:
Regulatory capital...................................    $52,973          9.95%
Regulatory requirement...............................    $ 7,984          1.50%
                                                         -------         -----

     Excess..........................................    $44,989          8.45%
                                                          ======         =====
Core Capital:
Regulatory capital ..................................    $52,973          9.95%
Regulatory requirement...............................    $15,967          3.00%
                                                         -------         -----
     Excess..........................................    $37,006          6.95%
                                                          ======         =====
Risk-Based Capital:
Regulatory capital...................................    $56,254         20.60%
Regulatory requirement...............................    $21,846          8.00%
                                                         -------         -----
      Excess.........................................    $34,408         12.60%
                                                          ======         =====


Impact of new accounting standards:


      In April 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Statement 121 establishes standards for recognizing and measuring the impairment of long-lived assets, certain identifiable intangibles, and goodwill, when an entity is unable to recover the carrying amount of those assets. This statement was effective for fiscal years beginning after December 15, 1995. SFAS 121 has not had a material effect on the Company's financial statements.

      In May 1995, the FASB issued SFAS 122, "Accounting for Mortgage Servicing Rights". This Statement amends SFAS 65, "Accounting for Certain Mortgage Banking Activities", to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 was effective for fiscal years beginning after December 15, 1995. SFAS 122 was to be applied prospectively and has not had a material effect on the Company's financial statements.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which became effective for the Company beginning January 1, 1996. SFAS No. 123 requires increased disclosure of compensation expense arising from both fixed and performance stock compensation plans. Such expense is measured as the fair value of the award at the date it is granted using an option-pricing model that takes into account the exercise price and expected volatility, expected dividends on the stock and the expected risk-free rate of return during the term of the option. The compensation cost would be recognized over the service period, usually the period from the grant date to the vesting date. SFAS No. 123 encourages, rather than requires, companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies are permitted, however, to continue accounting under Accounting Principles Board ("APB") Opinion No. 25. The Company will continue to apply APB Opinion No. 25 in their financial statements and has disclosed pro forma net income and earnings per share in a footnote, determined as if the Company had applied the new method.

      In June, 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the company.

Impact of Inflation and Changing Prices

      The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

[GRAPHIC OMITTED]








                         Report of Independent Auditors







The Board of Directors and Stockholders
FFVA Financial Corporation
Lynchburg, Virginia


We have audited the accompanying consolidated statements of financial condition of FFVA Financial Corporation and Subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FFVA Financial Corporation and Subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



/s/ Cherry, Bekaert & Holland, L.L.P.


Lynchburg, Virginia
January 31, 1997

                       FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                    Consolidated Statements of Financial Condition


                                                                                  December 31
                                                                              -------------------
                                                                                1995       1996
                                                                              --------   --------
                                                                              (Dollars in thousands)
Assets
   Cash and cash equivalents                                                  $  7,683   $  6,634
   Investment securities, held to maturity (estimated market
      of $34,045 and $36,498 in 1995 and 1996, respectively)                    33,314     36,290
   Investment securities, available for sale, at market                         34,724     21,652
   Investment securities, restricted, at cost                                    3,075      3,268
   Mortgage-backed securities, held to maturity (estimated market
      of $36,471 and $46,738 in 1995 and 1996, respectively)                    35,946     46,570
   Mortgage-backed securities, available for sale, at market                    78,844     84,899
   Loans receivable, net                                                       291,215    321,528
   Foreclosed real estate                                                           --        154
   Property and equipment, net                                                   5,665      6,283
   Accrued interest receivable                                                   4,092      4,054
   Prepaid expenses and other assets                                             1,004        886
   Goodwill                                                                      1,728      1,608
                                                                              --------   --------

          Total assets                                                        $497,290   $533,826
                                                                              ========   ========


Liabilities and stockholders' equity
Liabilities
   Deposits                                                                   $377,975   $397,435
   Advances from Federal Home Loan Bank and other borrowed funds                29,250     60,000
   Advances from borrowers for taxes and insurance                               1,071        917
   Other liabilities                                                               935        993
                                                                              --------   --------

          Total liabilities                                                    409,231    459,345
                                                                              --------   --------

Commitments and contingencies

Stockholders' equity
   Preferred stock, par value $.10.  Authorized 500,000 shares, none issued         --         --
   Common stock, par value $.10.  Authorized 11,500,000 shares, 2,851,832
      and 4,692,552 shares outstanding for 1995 and 1996, respectively             285        469
   Additional paid-in capital                                                   55,057     45,336
   Less unearned ESOP and MSBP shares                                           (4,615)    (3,726)
   Retained earnings, substantially restricted                                  35,824     31,220
   Unrealized holding gain on securities, available for sale                     1,508      1,182
                                                                              --------   --------

          Total stockholders' equity                                            88,059     74,481
                                                                              --------   --------

          Total liabilities and stockholders' equity                          $497,290   $533,826
                                                                              ========   ========



See notes to consolidated financial statements.

                        FFVA FINANCIAL CORPORATION AND SUBSIDIARY
               Consolidated Statements of Changes in Stockholders' Equity

                                                                                        Unrealized
                                                                                        Gain (Loss)
                                                Common Stock                            on Assets
                                           --------------------  Additional             Available    Unearned   Unearned
                                             Shares               Paid-in   Retained       For         ESOP       MSBP
                                           Outstanding   Amount   Capital   Earnings     Sale, Net    Shares     Shares      Total
                                           -----------   ------   -------   --------     ---------    ------     ------      -----
                                                              (Dollars in thousands, except per-share data)

Balance at December 31, 1993                      --     $  --   $     --   $ 29,119     $  634       $    --   $   --    $  29,753
   Net income                                     --        --         --      4,703         --            --       --        4,703

   Change in unrealized gain (loss)
      on assets, available for sale, net          --        --         --         --    ( 1,954)           --       --       (1,954)

   Sale of stock                           3,151,832       315     60,761         --         --        (3,149)      --       57,927

   Allocated/earned ESOP shares                   --        --        (47)        --         --           477       --          430
                                           ---------       ---     ------   --------     -------     --------  -------     --------

Balance at December 31, 1994               3,151,832       315     60,714     33,822     (1,320)       (2,672)      --       90,859

   Net income                                     --        --         --      6,474         --            --       --        6,474

   Change in unrealized gain (loss)
      on assets, available for sale, net          --        --         --         --      2,828            --       --        2,828

   Purchase of unearned MSBP
      shares                                      --        --         --         --         --            --   (2,276)      (2,276)

   Repurchase of common stock               (300,000)      (30)    (5,784)    (2,706)        --            --       --       (8,520)

   Cash dividends paid ($.60 per
      pre-split share)                            --        --         --     (1,766)        --            --       --       (1,766)

   Allocated/earned ESOP shares                   --        --        127         --         --           333       --          460
                                           ---------       ---     ------   --------     -------     --------  -------     --------

Balance at December 31, 1995               2,851,832       285     55,057     35,824      1,508        (2,339)  (2,276)      88,059

   Net income                                     --        --         --      5,463         --            --       --        5,463

   Change in unrealized gain (loss)
      on assets, available for sale, net          --        --         --         --       (326)           --       --         (326)

   Allocation of unearned MSBP
      shares                                      --        --        (97)        --         --            --      550          453

   Repurchase of common stock,
      pre-split                             (139,000)      (14)    (2,680)    (1,564)        --            --       --       (4,258)

   Two-for-one stock split                 2,713,832       271       (271)        --         --            --       --           --

   Repurchase of common stock,
      post-split                            (735,712)      (73)    (7,055)    (6,600)        --            --       --      (13,728)

   Cash dividends paid ($.375 per
      share)                                      --        --         --     (1,903)         --           --       --       (1,903)

   Allocated/earned ESOP shares                   --        --        351         --          --          339       --          690

   Exercise of stock options                   1,600        --         31         --          --           --       --           31
                                           ---------       ---     ------   --------     -------     --------  -------     --------

Balance at December 31, 1996               4,692,552      $469    $45,336   $ 31,220     $ 1,182     $ (2,000) $(1,726)    $ 74,481
                                           =========       ===     ======   ========     =======     ========  =======     ========



See notes to consolidated financial statements.

                       FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                           Consolidated Statements of Income

                                                                                 Year Ended December 31
                                                                              ----------------------------
                                                                                 1994      1995     1996
                                                                              ---------  -------- --------
                                                                     (Dollars in thousands, except per-share data)
Interest income
   Loans                                                                       $21,735   $25,140   $27,201
   Mortgage-backed securities                                                    3,282     6,884     8,662
   U.S. Government obligations, agencies, and other investments
      including overnight deposits                                               4,363     5,659     5,130
                                                                               -------   -------   -------

          Total interest income                                                 29,380    37,683    40,993
                                                                               -------   -------   -------
Interest expense
   Deposits                                                                     13,894    17,260    18,382
   Borrowed money                                                                  889     1,952     2,800
                                                                               -------   -------   -------

          Total interest expense                                                14,783    19,212    21,182
                                                                               -------   -------   -------
          Net interest income                                                   14,597    18,471    19,811
Provision for credit losses                                                        600       255        60
                                                                               -------   -------   -------

          Net interest income after provision for credit losses                 13,997    18,216    19,751
                                                                               -------   -------   -------

Noninterest income
   Service charges and fees on loans                                               496       423       456
   Net gain on sale of investments                                                  18       209       251
   Net gain (loss) on sale of equipment                                             (3)       (9)        1
   Other income                                                                    385       431       613
                                                                               -------   -------   -------

          Total noninterest income                                                 896     1,054     1,321
                                                                               -------   -------   -------

Noninterest expenses
   Compensation and other personnel costs                                        4,037     5,089     5,973
   Office occupancy and equipment                                                  923       944     1,039
   Federal insurance of accounts                                                   772       780       774
   SAIF premium assessment                                                          --        --     2,230
   Data processing                                                                 677       788       940
   Advertising                                                                     250       325       328
   Net loss on foreclosed real estate                                               14        11         2
   Other                                                                           823     1,147     1,283
                                                                               -------   -------   -------

          Total noninterest expense                                              7,496     9,084    12,569
                                                                               -------   -------   -------

          Income before income tax expense                                       7,397    10,186     8,503
Income tax expense                                                               2,694     3,712     3,040
                                                                               -------   -------   -------

          Net income                                                           $ 4,703   $ 6,474   $ 5,463
                                                                               =======   =======   =======

Primary earnings per share                                                     $   .79*  $  1.11*  $  1.06
Fully diluted earnings per share                                               $   .79*  $  1.11*  $  1.05



* Restated to reflect two-for-one stock split paid June 5, 1996

See notes to consolidated financial statements.

                       FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                         Consolidated Statements of Cash Flows

                                                                          Page 1


                                                                                      Year Ended December 31
                                                                              ----------------------------------
                                                                                 1994        1995         1996
                                                                              --------    --------     ---------
                                                                                      (Dollars in thousands)
Operating activities
   Net income                                                                  $  4,703    $  6,474    $  5,463
   Adjustments to reconcile net income to net cash provided by operating activities
         Provision for credit losses                                                600         255          60
         (Gain) loss on disposition of equipment                                      3           9          (1)
         Provision for depreciation and amortization                                381         450         604
         Amortization of premium on sale of loans                                    41          26          23
         Deferred income taxes                                                       89         142         130
         Realized investment security gains, net                                    (18)       (209)       (251)
         Loss on sale of foreclosed real estate                                      --           9           2
         (Increase) decrease in interest receivable                                (874)       (563)         38
         (Increase) decrease in other assets                                      2,806        (840)        139
         Increase (decrease) in other liabilities                                  (166)        778         (59)
                                                                                -------     -------     -------

          Net cash provided by operating activities                               7,565       6,531       6,148
                                                                                -------     -------     -------

Investing activities
   Proceeds from maturities of investment securities, held to maturity            7,063      16,316       7,097
   Purchases of investment securities, held to maturity, and FHLB stock         (33,321)    (26,932)    (10,266)
   Proceeds from sales of investment securities, available for sale              10,938      21,301      22,698
   Purchases of investment securities, available for sale                       (17,564)        (65)     (9,842)
   Proceeds from collections on mortgage-backed securities, held to maturity     13,531       6,570       6,263
   Purchase of mortgage-backed securities, held to maturity                     (30,263)    (19,766)    (16,887)
   Proceeds from sales of and collections on mortgage-backed
      securities, available for sale                                              2,275       4,149      23,555
   Purchases of mortgage-backed securities, available for sale                  (11,749)    (37,622)    (29,657)
   Net increase in loans receivable                                              (7,704)    (22,964)    (30,396)
   Purchases of premises and equipment                                             (479)     (1,352)     (1,101)
   Purchases of foreclosed real estate                                             (168)       (120)       (212)
   Proceeds from sales of foreclosed real estate                                    483         196          56
   Proceeds from sales of equipment                                                  --         161          --
   Payment of branch acquisition premiums (goodwill)                                 --      (1,724)         --
                                                                                -------     -------     -------

          Net cash used by investing activities                                 (66,958)    (61,852)    (38,692)
                                                                                -------     -------     -------




                                   (continued)

                       FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                         Consolidated Statements of Cash Flows

                                                                        Page 2



                                                                                  Year Ended December 31
                                                                            --------------------------------
                                                                              1994        1995         1996
                                                                            --------    --------     -------
                                                                                  (Dollars in thousands)
Financing activities
   Net increase in deposit accounts                                         $  1,280    $ 19,068    $ 19,460
   Acquisition of deposits                                                        --      21,651          --
   Proceeds from advances and other borrowed money                            15,589      36,880      74,980
   Repayments of advances and other borrowed money                           (16,839)    (18,880)    (44,230)
   Proceeds from sale of stock                                                61,076          --          --
   Purchase of stock by ESOP                                                  (3,149)         --          --
   Allocation of ESOP shares                                                     430         460         690
   Repurchase of common stock                                                     --      (8,520)    (17,986)
   Purchase MSBP shares                                                           --      (2,276)         --
   Payment of cash dividends                                                      --      (1,766)     (1,903)
   Allocation of MSBP shares                                                      --          --         453
   Proceeds from exercise of options                                              --          --          31
                                                                             -------    --------    --------

          Net cash provided by financing activities                           58,387      46,617      31,495
                                                                             -------    --------    --------

          Decrease in cash and cash equivalents                               (1,006)     (8,704)     (1,049)

Cash and cash equivalents at beginning of year                                17,393      16,387       7,683
                                                                             -------    --------    --------

Cash and cash equivalents at end of year                                    $ 16,387    $  7,683    $  6,634
                                                                            ========    ========    ========



Supplemental disclosures
   Gross unrealized gain (loss) on securities, available for sale            $(2,095)   $  2,376    $  1,861
   Deferred income tax                                                           775        (868)       (679)
                                                                             -------    --------    --------

          Net unrealized gain (loss) on securities, available for sale       $(1,320)   $  1,508    $  1,182
                                                                             =======    ========    ========



   Cash paid for:
      Interest on deposits and borrowed funds                               $ 14,828    $  19,231   $ 21,056
      Income taxes                                                             2,797        3,514      2,942





See notes to consolidated financial statements.

                    FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                        December 31, 1994, 1995 and 1996
       (Columnar dollars in notes are in thousands, except per-share data)


FFVA Financial Corporation (the "Parent" or "Corporation") is a unitary thrift holding company whose principal asset is its wholly-owned subsidiary, First Federal Savings Bank of Lynchburg (the "Bank" or "First Federal"). First Federal is a federally chartered savings bank, organized under the United States Home Owner's Loan Act. The Bank has five locations in the City of Lynchburg, Virginia, and locations at Altavista, Farmville, Keysville, Madison Heights, South Boston (2) and South Hill, Virginia. In these financial statements the consolidated group is referred to collectively as the "Company."

The Office of Thrift Supervision ("OTS") is the primary regulator for federally chartered savings associations, as well as savings and loan holding companies. The Federal Deposit Insurance Corporation ("FDIC") is the federal deposit insurance administrator for both banks and savings associations. The FDIC has specified authority to prescribe and enforce such regulations and issue such orders as it deems necessary to prevent actions or practices by savings associations that pose a serious threat to the Savings Association Insurance Fund ("SAIF").

The accounting and reporting policies of the Company and the Bank conform with generally accepted accounting principles ("GAAP"). A brief description of significant accounting policies is presented below.


Note 1 - Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of FFVA Financial Corporation and its wholly-owned subsidiary, First Federal Savings Bank of Lynchburg. All material intercompany accounts and transactions have been eliminated in the consolidation. Prior year amounts are reclassified when necessary to conform with current year classifications.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less, when purchased, to be cash equivalents. Cash and cash equivalents for the years presented consisted of cash on hand, funds due from banks, and federal funds sold (overnight deposits).

                   Notes to Consolidated Financial Statements


Note 1 - Summary of significant accounting policies (continued)

Debt and equity securities

The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity
Securities (SFAS 115), as of December 31, 1993. SFAS 115 requires that securities be designated in one of three categories; held to maturity, available for sale, or trading. On December 13, 1995, the Bank transferred a total of $57,700,000 investment and mortgage-backed securities from the held to maturity category to the available for sale category in accordance with the one-time reclassification granted by the Financial Accounting Standards Board in a special report concerning the implementation of SFAS 115 (see Notes 3 and 4).

The Company adopted the provisions of Statement of Financial Accounting Standards No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments (SFAS 119), as of January 1, 1995. SFAS 119 requires information about all derivative financial instruments, including separate disclosures for instruments held or issued for trading and non-trading purposes. In addition, certain amendments have been made to SFAS 105 and SFAS 107 relating to additional disclosures for derivative financial instruments and the fair value of financial instruments.

Investment securities, held to maturity

Investment securities, held to maturity, are stated at cost, and adjusted for amortization of premium and accretion of discount using the interest method over the terms of the securities. This category of securities is not adjusted to market value as management has the ability and maintains the positive intent to hold these securities to maturity.

Mortgage-backed and related securities, held to maturity

Mortgage-backed securities, held to maturity, represent participating interests in pools of 5 to 30-year first-mortgage loans originated and serviced by the issuers of the securities. These securities are purchased with the positive intent and ability of being held to their maturity and are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for prepayments.

Securities, available for sale

Securities classified as available for sale consist of U.S. Government and agency securities, corporate obligations, and mortgage-backed securities and other related mortgage-backed products. Securities classified as available for sale are carried at their current market value. The difference between the amortized cost and current market value, net of deferred income tax, is reflected as a component of equity capital and is designated as unrealized holding gain/loss on securities available for sale.

Investment securities, restricted

Due to the nature of, and restrictions placed upon the Company's common stock investment in the Federal Home Loan Bank of Atlanta, these securities have been classified as restricted equity securities and carried at cost which approximates market. These restricted securities are not subject to the investment security classifications of SFAS 115.

                   Notes to Consolidated Financial Statements


Note 1 - Summary of significant accounting policies (continued)

Loans and allowance for credit losses

The allowance for credit losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management's assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating future loan losses. Additions to the allowance are charged to operations. Loans are charged to the allowance account, partially or wholly, at the time management determines collectibility is not probable.
Recoveries on previously charged off loans are credited to the allowance account. Management's assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Company's regulators.

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures). The effect of adopting these new accounting standards was immaterial to the operating results of the Company for the years ended December 31, 1995 and 1996.

Under SFAS 114, a loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The allowance for credit losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate. Prior to January 1, 1995, the allowance for credit losses for all loans which would have qualified as impaired under the new accounting standards was primarily based upon the estimated fair market value of the related collateral.

For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

Foreclosed real estate

Foreclosed real estate consists of property acquired in settlement of loans, whether through actual foreclosure or in-substance foreclosure on delinquent loans. Such property is stated initially at the lower of cost or fair value and is subsequently maintained at the lower of cost or fair value less estimated cost to sell.

Property, equipment and depreciation

The various classes of property are stated at cost and are depreciated by the straight-line method over estimated useful lives of 20 to 40 years for buildings and 3.5 to 10 years for furniture and equipment. Leasehold improvements are capitalized and amortized by the straight-line method over the shorter of their estimated useful lives or the terms of the leases. Repairs are expensed as incurred. The cost and accumulated depreciation of property are eliminated from the accounts upon disposal of the property, and any resulting gain or loss is included in the determination of net income.

                   Notes to Consolidated Financial Statements


Note 1 - Summary of significant accounting policies (continued)

Income taxes

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates upon deferred taxes is recognized in income in the period that includes the enactment date.

Prior to 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income (8%) before such deduction, or an amount based on a percentage of eligible loans. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $6,330,000 as of December 31, 1996.

As a result of 1996 tax legislation, the Company will compute its tax bad debt deduction by use of the actual charge-off method, for tax years beginning with 1996. According to the legislation, "applicable excess reserves" must be recaptured as taxable income over five years beginning with fiscal year 1997. Thrifts can delay those payments by two years if they meet a residential lending requirement. The amount to be recaptured is the excess of the accumulated reserves since 1987 over the amount allowed by use of the actual charge-off method for those years. Since the Bank has provided deferred taxes on those bad debt reserves accumulated since 1987, management does not believe that the legislation will have a material effect on the Company's financial statements.

Loan origination fees, costs, discounts and premiums

Loan origination and commitment fees and certain direct loan origination costs are deferred. Upon the expiration of unfunded commitments, the related fees are recognized in income as loan fees. Loan origination fees on loans and funded commitments and their related direct costs are amortized into income on loans as yield adjustments over the contractual life of related loans using the level-yield method.

Discounts and premiums on loans purchased are recognized as income using the level-yield method over the average life of the loan.

Sales of foreclosed real estate

If foreclosed real estate is sold on financing terms more favorable than the prevailing market terms for loans with similar collateral, a loss is imputed and recognized in the financial statements for the year of the sale.

Advertising

The Company expenses advertising costs as incurred. Such expenses are shown in the consolidated statements of income; no amounts of advertising are carried as assets.

                   Notes to Consolidated Financial Statements


Note 1 - Summary of significant accounting policies (continued)

Earnings per share

Earnings per share of common stock for the years ended December 31, 1995 and 1996 have been determined by dividing the net income for the twelve-month period by the calculated weighted-average number of common stock and common stock equivalents. The December 31, 1994 calculation was computed as if the conversion from mutual ownership to stock ownership had occurred on the first day of the fiscal year rather than on October 12, 1994. Shares acquired by the employee stock ownership plans (ESOP) are accounted for in accordance with AICPA Statement of Position 93-6 and are not considered in the weighted-average shares outstanding until the shares have been earned by the employees and/or committed to be released. The weighted-average number of common and common equivalent shares outstanding for the periods indicated are as follows:

                                                   Primary   Fully Diluted
                                                    Shares      Shares
                                                  ---------  -------------

      October 12, 1994 - December 31, 1994        5,994,038*   5,994,038*
      January 1, 1995 - December 31, 1995         5,864,284*   5,864,284*
      January 1, 1996 - December 31, 1996         5,136,962    5,220,295

*Restated to reflect two-for-one stock split paid June 5, 1996

Conversion to stock ownership

On October 12, 1994, the Corporation was formed to be the parent company of the Bank. Net proceeds from the sale of the Corporation's common stock, after deducting conversion expenses and underwriters' discounts of $1,960,000, were $61,076,640 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statements of financial condition (see Note 14).

As part of the conversion to stock form, the Company formed an ESOP for the eligible employees. The ESOP purchased common stock of the Company issued in the conversion. The purchase was funded by a loan from the Company. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan has been eliminated from the Company's consolidated statements of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP net of shares that have been released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of December 31, 1996, 114,934 shares had been released and 200,000 shares remain unallocated.

Impact of new accounting standards

In April 1995, the Financial Accounting Standards Board ("FASB") issued Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This statement established standards for recognizing and measuring the impairment of long-lived assets, certain identifiable intangibles, and goodwill, when an entity is unable to recover the carrying amount of those assets. This statement was effective for the year beginning January 1, 1996. SFAS 121 has not had a material effect on the Company's financial statements.

                   Notes to Consolidated Financial Statements


Note 1 - Summary of significant accounting policies (continued)

In May 1995,  the FASB issued  Accounting  for Mortgage  Servicing  Rights (SFAS
122). This statement amended Accounting for Certain Mortgage Banking Activities (SFAS 65), to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others however those servicing rights are acquired. This statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This statement was effective for the year beginning January 1, 1996. SFAS 122 has not had a material effect on the Company's financial statements.

In October 1995, the FASB issued Accounting for Stock-Based  Compensation  (SFAS
123), which became effective for the Company beginning January 1, 1996. This statement required increased disclosure of compensation expense arising from both fixed and performance stock compensation plans. Such expense is measured as the fair value of the award at the date it is granted using an option-pricing model that takes into account the exercise price and expected volatility, expected dividends on the stock and the expected risk-free rate of return during the term of the option. The compensation cost is recognized over the service period, usually the period from the grant date to the vesting date. SFAS 123 encourages, rather than requires, companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Companies are permitted, however, to continue accounting under Accounting Principles Board ("APB") Opinion No. 25. The Company has elected to continue to apply APB Opinion No. 25 in their financial statements. Pro forma net income and earnings per share are presented in accordance with the requirements of SFAS 123 (see Note 15).

In June 1996, the Financial Accounting Standards Board issued its Statement of Financial Accounting Standards No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. In addition, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management does not expect the application of this pronouncement to have a material effect on the financial statements of the Company.


Note 2 - Interest-earning deposits

Cash  and  cash  equivalents  included   interest-earning   federal  funds  sold
(overnight deposits) totaling $4,413,000 at December 31, 1995 and $1,270,000 at December 31, 1996.

                   Notes to Consolidated Financial Statements


Note 3 - Investment securities

Investments consisted of U.S. Government and agency securities, corporate, and other securities as follows:


                                                          December 31, 1995
                                               -----------------------------------------
                                                          Gross Unrealized
                                               Amortized  ----------------   Estimated
                                                Costs     Gains    Losses   Market Value
                                               ---------  -----    -------  ------------
Held to maturity
   U.S. Government and agency obligations      $31,482   $   746   $    19    $32,209
   Other asset-backed securities                 1,832        13         9      1,836
                                               -------   -------   -------    -------

                                               $33,314   $   759   $    28    $34,045
                                               =======   =======   =======    =======

Available for sale
   U.S. Government and agency obligations      $10,996   $   308   $    16    $11,288
   Corporate obligations                        20,618       225        53     20,790
   FHLMC preferred stock and other corporate
      equity securities                          2,598        48        --      2,646
                                               -------   -------   -------    -------

                                               $34,212   $   581   $    69    $34,724
                                               =======   =======   =======    =======



                                                       December 31, 1996
                                           ------------------------------------------
                                                       Gross Unrealized
                                           Amortized   ----------------   Estimated
                                             Costs     Gains    Losses   Market Value
                                           ---------   -----    ------   ------------
Held to maturity
   U.S. Government and agency obligations   $35,558   $   315   $   117    $35,756
   Other asset-backed securities                732        10        --        742
                                            -------   -------   -------    -------

                                            $36,290   $   325   $   117    $36,498
                                            =======   =======   =======    =======

Available for sale
   U.S. Government and agency obligations   $ 5,999   $    64   $   --     $ 6,063
   Corporate obligations                      9,985       126        3      10,108
   FHLMC/FNMA preferred stock and other
      corporate equity securities             5,481        --       --       5,481
                                            -------   -------   -------    -------

                                            $21,465   $   190   $     3    $21,652
                                            =======   =======   =======    =======

                   Notes to Consolidated Financial Statements


Note 3 - Investment securities (continued)

The amortized cost and estimated market value of the debt securities at December 31, 1996, are as follows in thousands. Expected maturities may differ from contractual maturities because issuers may have the right to call some obligations without penalty.

                                                      Held to Maturity          Available for Sale
                                                    ----------------------  --------------------------
                                                    Amortized   Estimated    Amortized      Estimated
                                                      Cost     Market Value     Cost       Market Value
                                                    ---------  ------------   ---------   ------------

      Due in one year or less                       $ 8,000      $ 8,118       $ 7,014       $ 7,047
      Due after one year through five years          22,311       22,455         7,974         8,121
      Due after five years                            5,979        5,925           996         1,003
                                                    -------      -------       -------       -------

                                                     36,290       36,498        15,984        16,171

      Other equity securities                            --           --         5,481         5,481
                                                    -------      -------       -------       -------

                                                    $36,290      $36,498       $21,465       $21,652
                                                    =======      =======       =======        =======



Note 4 - Mortgage-backed securities

The amortized costs and estimated market values of mortgage-backed securities are summarized as follows:

                                                                           December 31, 1995
                                                               ---------------------------------------------
                                                                            Gross Unrealized
                                                               Amortized    ----------------     Estimated
                                                                 Costs      Gains     Losses    Market Value
                                                               ----------   -----     ------    ------------

     Mortgage-backed securities, held to maturity              $ 35,946   $    701   $    176     $ 36,471
     Mortgage-backed securities, available for sale              76,980      1,866          2       78,844
                                                               --------   --------   --------     --------
                                                                112,926   $  2,567   $    178     $115,315
                                                               ========   ========   ========     ========


                                                                                  December 31, 1996
                                                                ---------------------------------------------
                                                                              Gross Unrealized
                                                                  Amortized   ----------------    Estimated
                                                                   Costs      Gains     Losses   Market Value
                                                                ---------     -----     ------   -------------

     Mortgage-backed securities, held to maturity                $ 46,570   $    484   $    316    $ 46,738
     Mortgage-backed securities, available for sale                83,224      1,756         81      84,899
                                                                 --------   --------   --------    --------

                                                                 $129,794   $  2,240   $    397    $131,637
                                                                 ========   ========   ========    ========

                      Notes to Consolidated Financial Statements


Note 4 - Mortgage-backed securities (continued)

Gross realized gains and gross realized losses on sales of available-for-sale securities were as follows:

                                                           1994    1995    1996
                                                           ----    ----    ----
   Gross realized gains
      U.S. Government and agency securities                $ 96   $  215  $ 135
      Mortgage-backed securities                             10       --     99
      Option fees earned                                     --       --     42
                                                           ----   ------  -----
                                                           $106   $  215  $ 276
                                                           ====   ======  =====

   Gross realized losses
      U.S. Government and agency securities                $178   $    6  $  25
      Mortgage-backed securities                              3       --     --
      Mutual funds invested in mortgage-backed securities    18       --     --
                                                           ----   ------  -----

                                                           $199   $    6  $  25
                                                           ====   ======  =====

   Approximate income tax on net gain (loss)               $(34)  $   76  $  90
                                                           ====   ======  =====


Note 5 - Loans receivable

Loans receivable at the end of each year were as follows:



                                                                      December 31
                                                                  -------------------
                                                                    1995      1996
                                                                  --------  ---------
      Mortgage loans:
         Residential, one to four family                          $220,433  $232,237
         Residential, multi-family                                  15,361    15,226
         Construction                                                9,453    12,554
         Land and land development loans                             2,494     1,939
         Commercial                                                 30,414    35,006
      Other loans:
         Consumer loans                                             19,514    31,097
         Loans to depositors secured by savings                      1,317     1,292
                                                                   -------   -------

                Total                                              298,986   329,351
      Less:
         Undisbursed portion of loans in process                    (3,585)   (3,533)
         Deferred loan fees and costs, net                            (969)     (980)
         Allowance for credit losses                                (3,217)   (3,310)
                                                                   --------  -------

                Total                                             $291,215  $321,528
                                                                   =======   =======


Residential real estate loans have been pledged under a blanket floating lien to the Federal Home Loan Bank of Atlanta as collateral for advances from that bank (see Note 11).

                      Notes to Consolidated Financial Statements

An analysis of the allowance for credit losses is as follows:

                                                 Year Ended December 31
                                               ------------------------
                                                1994     1995     1996
                                               ------  -------   ------

      Balance at beginning of year             $2,576   $3,054   $3,217
      Provision charged to operations             600      255       60
      Loans charged off                          (198)    (154)     (27)
      Recoveries of loans charged off              76       62       60
                                                -----    -----    -----

                Balance at end of year         $ 3,054  $3,217   $3,310
                                                 =====   =====    =====

At December 31, 1995 and 1996, the Company had no loans that were specifically classified as impaired. During the year ended December 31, 1995, the Company recognized as impaired two related loans with an average aggregate balance of approximately $1,095,000. The loans were renegotiated during 1995 to correct the impairment.


Note 6 - Loan servicing

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                  December 31
                                           -----------------------
                                            1994     1995     1996
                                           ------   ------   -----

      FHLMC                                $ 8,206  $ 6,961  $ 5,821
      Other investors                           88       86       85
                                            ------   ------   ------

                                           $ 8,294  $ 7,047  $ 5,906
                                            ======   ======   ======

Custodial escrow balances maintained in connection with the foregoing loan servicing were $65,000 and $57,000 at December 31, 1995 and 1996, respectively.


Note 7 - Foreclosed real estate

Foreclosed real estate acquired in settlement of loans, at the lower of cost or fair value, totaled $-0- at December 31, 1995 and $154,000 at December 31, 1996.

The net loss on foreclosed real estate consisted of:

                                                     Year Ended December 31
                                                    ------------------------
                                                     1994     1995     1996
                                                    ------   ------   ------

      Maintenance, utilities, taxes and insurance   $    14  $     2  $   -
      Net loss on sale of foreclosed real estate          -        9      2
                                                     ------   ------   ----

                Net loss                            $    14  $    11  $   2
                                                     ======   ======   ====

                   Notes to Consolidated Financial Statements


Note 8 - Property, equipment and depreciation

Property and equipment were as follows:

                                                            December 31
                                                       ---------------------
                                                          1995       1996
                                                       ---------   ---------
      Land                                             $   1,474   $ 1,474
      Building                                             4,162     4,586
      Leasehold improvements                                  31        24
      Furniture, fixtures and equipment                    3,128     3,463
      Autos                                                   56        83
                                                        --------   -------

                                                           8,851     9,630
      Less accumulated depreciation                        3,186     3,347
                                                        --------   -------

                Net property and equipment             $   5,665   $ 6,283
                                                        ========   =======


Note 9 - Accrued interest receivable

Accrued interest receivable was as follows:

                                                                December 31
                                                           --------------------
                                                              1995       1996
                                                           ---------  ---------

       Interest on loans                                   $  1,968   $  2,147
       Interest and dividends on investment securities        1,361      1,065
       Interest on mortgage-backed securities                   763        842
                                                            -------    -------

                                                           $  4,092   $  4,054
                                                            =======    =======


Note 10 - Deposits

Savings deposits, summarized by interest rate, were as follows:

                                                           December 31
                                                      ---------------------
                                                         1995       1996
                                                      ----------  ---------
      Negotiable order of withdrawal deposits
         2.25% to 3.50%                               $  76,306   $  76,692
         Non-interest bearing                             6,218       6,790
                                                      ---------   ---------

                Total NOW deposits                       82,524      83,482

      Passbook and statement deposits, 3.00%             33,956      34,520
      Certificates of deposit                           261,495     279,433
                                                      ---------   ---------

                                                      $ 377,975   $ 397,435
                                                      =========   =========

                   Notes to Consolidated Financial Statements


Note 10 - Deposits (continued)

Certain large certificates of deposit, including municipal deposits, are collateralized by mortgage-backed securities with market values at December 31, 1995 and 1996 of approximately $1,623,000 and $1,424,000, respectively.

The aggregate amounts of certificates of deposit with minimum denominations of $100,000 were $30,865,000 and $40,589,000 at December 31, 1995 and 1996,
respectively.

At December 31, 1996, scheduled maturities of certificates of deposit by actual maturity for fixed-rate certificates and by the next repricing date for variable-rate certificates and the weighted-average-contract rates were as follows:

                                      Weighted-
           Maturity in               Average Rate             Balance
      -----------------------      ----------------       --------------

         One year or less                5.214%            $   158,156
        One to three years               5.610%                 86,648
       More than three years             6.505%                 34,629
                                                           -----------

                                                           $   279,433
                                                           ===========


Note 11 - Borrowed funds

At December 31, 1996, the Company had $41,000,000 in outstanding advances from the Federal Home Loan Bank of Atlanta (FHLB - Atlanta) and $19,000,000 in outstanding reverse repurchase agreements.

The following table sets forth certain information regarding advances and other borrowings at the dates or for the periods indicated:

                                                                  Year Ended December 31
                                                                  ----------------------
                                                                     1995        1996
                                                                  ---------    ---------

Average balance outstanding                                         $ 30,702   $50,236
Maximum amount outstanding at any month-end during the period         43,250    60,000
Balance outstanding at end of period                                  29,250    60,000
Weighted-average interest rate during the period                        6.36%     5.57%
Weighted-average interest rate at the end of period                     5.97%     5.69%


                   Notes to Consolidated Financial Statements


Note 11 - Borrowed funds (continued)

The following table sets forth the repayment schedule at December 31, 1996, which includes interest rates and amounts due by year in thousands:

             Year Due              Interest Rate              Amount
             --------              -------------              ------

               1997                    5.66%               $    56,000
               1998                    5.51%                     2,000
               2000                    6.16%                     2,000
                                                           -----------

                                                           $    60,000
                                                           ===========

Residential real estate loans aggregating $54,667,000 at December 31, 1996, have been pledged as collateral for advances from the FHLB - Atlanta under a blanket floating lien agreement.

The par value of the mortgage-backed securities collateralizing the reverse repurchase agreements was $19.5 million at December 31, 1996.


Note 12 - SAIF premium assessment

Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% of insured deposits as of September 30, 1996. Based on the Company's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Company paid a special assessment of $2,230,000 on November 27, 1996 to capitalize the SAIF. The FDIC has lowered the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level. The Bank's premium for deposit insurance for 1997 is currently .0648% of assessable deposits.


Note 13 - Income taxes

The provision for income taxes, in thousands, is summarized as follows:

                                                    Year Ended December 31
                                                   -----------------------
                                                    1994    1995     1996
                                                   ------  -------  ------

      Federal                                      $2,379  $3,293   $2,565
      State                                           226     277      345
                                                    -----   -----    -----

                                                    2,605   3,570    2,910

      Deferred tax expense                             89     142      130
                                                    -----   -----    -----

                Total provision for income taxes   $2,694  $3,712   $3,040
                                                    =====   =====    =====

                      Notes to Consolidated Financial Statements


Note 13 - Income taxes (continued)

The provision for income tax expense differs from that computed at the statutory tax rate as follows:

                                                                         Year Ended December 31
                                                            --------------------------------------------------
                                                                     Amount           Percent of Pretax Income
                                                            ------------------------  ------------------------
                                                             1994     1995     1996    1994    1995     1996
                                                            ------   ------   ------  ------  ------   -------

Tax at statutory rate                                       $2,515   $3,463   $2,891   34.0    34.0      34.0
Increase (decrease) in taxes resulting from:
   State income taxes, net of federal tax benefit              149      183      228    2.0     1.8       2.7
   Other                                                        30       66      (79)    .4      .6       (.9)
                                                            ------   ------   ------   ----    ----      ----
            Income tax expense                              $2,694   $3,712   $3,040   36.4    36.4      35.8
                                                            ======   ======   ======   ====    ====      ====


The significant components of the net deferred tax (liability) asset are listed as follows:

                                                                      December 31
                                                                  --------------------
                                                                     1995      1996
                                                                  ---------  ---------
      Components of the deferred tax asset
         Tax bad debt reserves                                    $    700  $    727
         Deferred income                                               240       150
         Stock bonus plan                                              166       163
                                                                   -------    ------

                                                                     1,106     1,040
      Valuation allowance                                               -          -
                                                                   -------    ------

                Total deferred tax asset                             1,106     1,040
                                                                   -------    ------

      Components of the deferred tax liability
         Accelerated depreciation                                     (230)     (281)
         Loan sale imputed gain                                        (13)       (8)
         Pension expense                                               (33)      (51)
         Unrealized appreciation on securities, available for sale    (868)     (679)
                                                                   --------   -------

                Total deferred tax liability                        (1,144)   (1,019)
                                                                   --------   -------

                Net deferred tax (liability) asset                $    (38) $     21
                                                                   ========   ======

The Company's federal income tax returns have been examined by tax authorities through 1992.

                   Notes to Consolidated Financial Statements


Note 14 - Restricted retained earnings

In accordance with the current regulations concerning conversion from a mutual to a stock organization, the Bank was required to establish a liquidation account equal to its net worth as of the latest statement of financial condition contained in the final offering circular. Such liquidation account is to be maintained, as of the eligibility record date December 31, 1992, for the benefit of depositors who continue to maintain their deposits in the Bank after the conversion, in the event of a complete liquidation of the Bank. If, however, on any annual closing date of the Bank subsequent to December 31, 1992, the amount in any deposit account is less than the amount in such deposit account on December 31, 1992, then the interest in the liquidation account relating to such deposit account would be reduced by the amount of such reduction, and such interest will cease to exist if such deposit account is closed. The Bank may not declare or pay a cash dividend, or repurchase any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below either the amount required for the liquidation account or the minimum regulatory capital requirements. At December 31, 1996, the unadjusted liquidation account totaled $30,017,000, and minimum regulatory capital was $21,846,000.


Note 15 - Retirement plans and employee benefit programs

The Company has a noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount allowed by law. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

Net periodic pension cost for 1994, 1995 and 1996 include the following components based on the actuaries' report in thousands:



                                                           Year Ended December 31
                                                       ------------------------------
                                                         1994       1995      1996
                                                       -------    --------  ---------

      Service cost, benefits earned during the period  $    219   $    203  $    245
      Interest cost on projected benefit obligation         305        324       375
      Actual return on plan assets                         (245)      (257)     (327)
      Net amortization and deferral                          58         58        58
                                                         ------    -------    ------

                Net periodic pension cost              $    337   $    328  $    351
                                                         ======    =======    ======

                   Notes to Consolidated Financial Statements


Note 15 - Retirement plans and employee benefit programs (continued)

The following table sets forth the funded status of the plan and the amounts recognized in the Company's statements of financial condition:


                                                                                December 31
                                                                       ----------------------------
                                                                        1994        1995     1996
                                                                       --------    -------  -------
Accumulated benefit obligation including $2,637,000,
   $2,995,000, and $3,489,000 in vested benefits                       $2,747      $3,124   $3,641
Additional benefits due to projected future compensation levels         1,635       1,700    1,921
                                                                       ------      ------   ------

          Projected benefit obligation                                  4,382       4,824    5,562
                                                                       ------      ------   ------

Plan assets at fair value                                               3,452       4,398    5,078*
                                                                       ------      ------   ------

Projected benefit obligation in excess of plan assets                    (930)       (426)    (484)
Unrecognized prior service cost                                           807         742      676
Unrecognized net (gain) loss                                              272        (129)      34
Unrecognized transitional asset                                           (99)        (92)     (84)
                                                                       ------      ------   ------

         Prepaid pension cost                                          $   50      $   95   $  142
                                                                       ======      ======   ======

* Includes $294,000 of savings deposits in the Bank at December 31, 1996.

Assumptions used in determining the net periodic pension cost were:

                                                         1994    1995    1996
                                                         ----    ----    -----
      Discount rate                                      7.5%     7.5%    7.5%
      Rate of increase in compensation levels            6.0%     6.0%    6.0%
      Expected long-term rate of return on assets        7.5%     7.5%    7.5%

Employee stock ownership plan

The Company has an ESOP covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from the Company to purchase 314,934 (157,467 pre-split) shares of the Company's common stock, the loan being collateralized by the common stock. Contributions by the Company, along with dividends received on unallocated shares, are used to repay the loan with shares being released from the Company's lien proportional to the loan repayments. Annually on December 31, the released shares are allocated to the participants in the same proportion that their wages bear to the total compensation of all the participants. A total of 33,304 (16,652 pre-split) and 33,852 shares of the Company's common stock were released for allocation to the Plan Participants during the years ended December 31, 1995 and 1996, respectively.

                   Notes to Consolidated Financial Statements


Note 15 - Retirement plans and employee benefit programs (continued)

The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as a reduction of stockholders' equity in the consolidated statements of financial condition. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. The total amount charged to expense for the years ended December 31, 1995 and 1996, based on SOP No. 93-6, was $460,000 and $690,000, respectively. The fair value of the 200,000 unearned ESOP shares at December 31, 1996 was $4,100,000. There were no commitments to repurchase ESOP shares.

Recognition and retention plan

The  stockholders  approved the  establishment  of a Management Stock Bonus Plan
(MSBP) and Trust (the plan) on April 27, 1995. The plan states that the Trust shall not purchase more than 4% of the aggregate shares of common stock issued by the Company in the mutual-to-stock conversion of the Bank (252,146 post-split shares). During 1995, the Bank purchased 160,000 post-split shares of the Company's common stock at an average adjusted price of $14.25 per share to be awarded to directors, officers and employees in accordance with the provision of the plan. The costs of the shares held by the plan are recorded as unearned compensation, a contra equity account, and are recognized as an expense in accordance with the vesting requirements under the plan. For the years ended December 31, 1995 and 1996, the amounts included in compensation expense were $453,000 and $628,000, respectively. The status of the shares in this plan at December 31, 1996 is shown as follows:

                                                    Unawarded   Awarded
                                                      Shares     Shares
                                                    ---------   --------

      Total established by plan                      126,073           -
      Granted                                       (123,552)    123,552
      Vested                                               -           -
                                                    --------    --------

               Balance at December 31, 1995           2,521      123,552

      Granted                                             -            -
      Vested                                              -      (24,714)
      Forfeiture                                        838         (838)
      Two-for-one stock split                         3,359       98,000
                                                   --------     --------

                Balance at December 31, 1996          6,718      196,000
                                                   ========     ========

                   Notes to Consolidated Financial Statements


Note 15 - Retirement plans and employee benefit programs (continued)

Stock option plans

The stockholders also approved the establishment of a stock option plan on April 27, 1995 for directors, officers and employees. The exercise price under the plan is $12.50 per share, the fair market price, adjusted for the stock split, on the date of the grant. Both non-incentive stock options, and incentive stock options may be granted under the plan. Rights to exercise options granted vest at the rate of 20% per year, beginning on the first anniversary of the grant. A summary of the stock option activity is as follows:


                                         Available    Options      Vested and
                                         for Grant  Outstanding   Exercisable
                                         ---------  -----------   -----------

At inception                              315,183          --           --
Granted                                  (308,884)    308,884           --
Vested                                         --          --           --
                                         --------     -------       ------

          Balance at December 31, 1995      6,299     308,884           --
Granted                                        --          --           --
Vested                                         --     (61,777)      61,777
Exercised                                      --          --       (4,333)
Forfeiture                                  2,096      (2,096)          --
Two-for-one stock split                     8,395     245,011       60,777
                                         --------     -------       ------

          Balance at December 31, 1996     16,790     490,022      118,221
                                         ========     =======      =======


The Company applies APB Opinion 25 in accounting for employee stock option plans. Accordingly, no compensation cost has been recognized in 1995 and 1996.

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.89%; dividend yields of 3.20%; volatility factor of 27%; and a weighted-average expected life of the option of 6.76 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:
                                                1995          1996
                                               -------      -------
      Pro forma net income                     $ 5,908      $ 4,865
      Pro forma earnings per share
         Primary                               $  1.01      $   .95
         Fully diluted                         $  1.01      $   .93

                   Notes to Consolidated Financial Statements


Note 16 - Commitments and contingencies

The Company had outstanding commitments to purchase mortgage-backed securities having a face value of $9,669,000 for $9,889,000 as of December 31, 1995. Additionally, the Company was contingently liable for the possible purchase of $5,000,000 of 7% FHLMC participations as a result of the sale of a "put" option expiring in February 1996.

There were no outstanding commitments to purchase or sell securities at December 31, 1996.

The Company is lessee under a ten-year lease, effective January 1991, for its branch bank space in River Ridge Mall, Lynchburg, Virginia. Base rent is due monthly in advance. Rent may be increased due to increases in real estate taxes and insurance. In addition to rent, monthly charges for the marketing fund and pro rata utilities are billed to the Company. The minimum annual rental commitment under the above noncancelable lease is $34,200 through December 31, 2000. Total rent expense in 1994, 1995 and 1996 for all cancelable and non-cancelable leases was $54,000, $55,000 and $59,000, respectively.

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments as follows. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                      Contract or Notional Amount
                                                                      ---------------------------
                                                                               December 31
                                                                      ---------------------------
                                                                             1995       1996
                                                                           ---------  --------
Financial instruments whose contract amounts represent credit risk
   Commitments to finance real estate acquisitions and construction        $ 3,818   $ 3,962
   Unfunded lines-of-credit                                                 21,037    19,955
                                                                           -------   -------

                                                                           $24,855   $23,917
                                                                           =======   =======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral normally consists of real property.

Fixed rate loan commitments totaled $3,027,000, and adjustable rate loan commitments totaled $935,000 at December 31, 1996. All present outstanding commitments expire in 90 days or less.

The Company had issued $1,520,000 and $791,000 in standby letters of credit as of December 31, 1995 and 1996, respectively; a portion of which is collateralized by cash on deposit with the Company. A standby letter of credit represents a potential liability of the Company in the event that certain contractual obligations of the Company's loan customers are not met, but the Company does not expect to fund these letters of credit.

                   Notes to Consolidated Financial Statements


Note 17 - Financial instruments with off-balance-sheet risk

During 1996, the Company entered into interest rate swap agreements ("swaps") for purposes of managing its interest rate sensitivity. The Company designates swaps to on-balance-sheet instruments to alter the interest rate characteristics of such instruments and to modify interest rate sensitivity. Swaps involve the periodic exchange of payments over the life of the agreements. Amounts received or paid on swaps are used to manage interest rate sensitivity. At December 31, 1996, the Company had two swap agreements outstanding, the net effect of which is to effectively convert $7.0 million of variable rate FHLB advances to a fixed rate of 5.20% until January 1998 and $8.0 million of variable rate FHLB advances to a fixed rate of 5.27% until February 1999. Changes in the fair value of swaps are not reflected in the accompanying financial statements. The estimated fair value of these instruments at December 31, 1996 was $245,000. There were no interest rate swaps outstanding at December 31, 1995.

The Company's credit exposure on swaps is limited to the value of the swaps that have become favorable to the Company in the event of nonperformance by the counterparties. The Company does not require collateral from counterparties on its existing agreements. The Company actively monitors the credit ratings of counterparties and does not anticipate nonperformance by the counterparties with which it transacts its swaps.


Note 18 - Significant group concentrations of credit risk

The Company grants residential, commercial, and installment loans to customers mainly in the Central and Southside regions of Virginia. The Company has a loan portfolio, consisting principally of residential mortgage loans and is not dependent upon any particular economic sector although the portfolio as a whole may be affected by general economic factors of the Central and Southside Virginia regions.

The Company maintains cash balances at several financial institutions located within its market area. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated $3,063,000 at December 31, 1995 and $3,342,000 at December 31, 1996. The Company
has invested in bonds issued by major national corporations. Such bond investments, with par values aggregating $20,500,000 at December 31, 1995 and $9,000,000 at December 31, 1996, have been limited to $3,000,000 par value in any one issuer.


Note 19 - Related-party transactions

The Company has made loans in the ordinary course of business to various officers and directors generally collateralized by the individuals' personal residences or by savings accounts in the Savings Bank. The aggregate balances of such loans which exceed $60,000 in aggregate outstanding amount to any executive officer or director, in thousands, is summarized as follows:

                                                 1995      1996
                                               --------  --------
      Beginning balance                        $    295  $    272
      Additions                                       -         -
      Repayments                                    (23)      (25)
                                               --------- --------

                Ending balance                 $    272  $    247
                                               ========  ========

                   Notes to Consolidated Financial Statements


Note 20 - Reduced income

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

This activity resulted in lost income shown as follows:

                                                         Year Ended December 31
                                                         ----------------------
                                                           1994  1995    1996
                                                         ------- ----  --------
Interest removed on non-accrued loans or not accrued on
   loans under foreclosure                                $ 23   $151   $ 35
Net interest reserved (recovered) on delinquent loans      (55)   (89)   (92)
                                                          ----   ----   ----

          Reduced (recovered) income                      $(32)  $ 62   $(57)
                                                          ====   ====   ====


Note 21 - Regulatory capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank is required by the Office of Thrift Supervision to maintain capital at least sufficient to meet three requirements: tangible capital, core capital, and risk-based capital. Management has determined that the Bank's capital meets and exceeds all three capital requirements shown as follows as of December 31, 1995 and 1996.

                   Notes to Consolidated Financial Statements


Note 21 - Regulatory capital (continued)

Tangible and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

                                                                          First Federal Savings Bank
                                                  --------------------------------------------------------------------------
                                                      Tangible Capital            Core Capital          Risk-Based Capital
                                                  ------------------------   --------------------    -----------------------
December 31, 1995
   GAAP Capital                                    $   69,518                $69,518                 $ 69,518
   Goodwill and other intangible assets                (1,728)                (1,728)                  (1,728)
   Qualifying general loan allowance                       --                     --                    3,193
                                                   ----------                -------                 --------

          Regulatory capital computed                  67,790       13.66%    67,790      13.66%       70,983        26.76%

   Minimum capital requirement                          7,444        1.50     14,888       3.00        21,222         8.00
                                                   ----------       -----    -------      -----      --------        -----

          Regulatory capital excess                    60,346       12.16%   $52,902      10.66%     $ 49,761        18.76%
                                                   ==========       =====    =======      =====      ========        =====

                                                                          First Federal Savings Bank
                                                  --------------------------------------------------------------------------
                                                      Tangible Capital            Core Capital          Risk-Based Capital
                                                  ------------------------   --------------------    -----------------------

December 31, 1996
   GAAP Capital                                      $ 55,763                $ 55,763                $ 55,763
   Unrealized gain on securities,
      available for sale                               (1,182)                 (1,182)                 (1,182)
   Goodwill and other intangible assets                (1,608)                 (1,608)                 (1,608)
   Qualifying general loan allowance                       --                      --                   3,281
                                                     --------                --------                --------

          Regulatory capital computed                  52,973        9.95%     52,973      9.95%       56,254        20.60%

   Minimum capital requirement                          7,984        1.50      15,967      3.00        21,846         8.00
                                                     --------      ------    --------     -----      --------        -----

          Regulatory capital excess                    44,989        8.45%   $ 37,006      6.95%     $ 34,408        12.60%
                                                     ========      ======    ========     =====      ========        =====


Note 22 - Disclosures about fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and short-term investments

For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

Investment securities and mortgage-backed securities

The fair value of investment securities and mortgage-backed securities is determined by reference to exchange or dealer- quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                   Notes to Consolidated Financial Statements

Loans receivable

For certain homogeneous categories of loans, such as some residential mortgages and consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposit liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Long-term debt

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Commitments  to  extend  credit,   standby  letters  of  credit,  and  financial
guarantees written

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counter-parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counter-parties at the reporting date.

The estimated fair values of the Company's financial instruments are as follows:


                                              December 31, 1995    December 31, 1996
                                             -------------------   ------------------
                                              Carrying    Fair      Carrying   Fair
                                               Amount     Value     Amount     Value
                                             ----------  -------   ---------  -------
      Financial assets
         Cash and cash equivalents           $   7,683  $  7,683   $  6,634  $  6,634
         Investment securities                  71,113    71,844     61,210    61,418
         Mortgage-backed securities            114,790   115,315    131,469   131,637
         Loans receivable, net                 291,215   298,056    321,528   326,366

      Financial liabilities
         Deposits                              377,975   381,270    397,435   397,640
         Advances from Federal Home Loan Bank
            and other borrowed funds            29,250    29,383     60,000    60,017

      Unrecognized financial instruments
         Commitments to purchase securities      9,889     9,959          -         -
         Standby letters of credit issued        1,520     1,520        791       791
         Interest rate swaps                         -         -          -       245


                   Notes to Consolidated Financial Statements


Note 23 - Condensed parent company information

The following shows FFVA Financial Corporation's condensed financial condition as of and for the years ended December 31, 1995 and 1996 and operations and cash flows for the years 1994, 1995 and 1996:


                                    Balance Sheets

                                                                     1995      1996
                                                                     ----      ----
      Assets
         Cash                                                     $   1,084 $     443
         Investments                                                     65       490
         Investment in bank subsidiary                               66,411    52,037
         Loan to bank subsidiary's ESOP                               2,339     2,000
         Note receivable from bank subsidiary                        18,000    19,000
         Other assets                                                   160       511
                                                                   --------   -------

                Total assets                                      $  88,059 $  74,481
                                                                   ========   =======

      Liabilities and stockholders' equity
         Liabilities                                              $       - $       -
         Stockholders' equity                                        88,059    74,481
                                                                   --------   -------

                Total liabilities and stockholders' equity        $  88,059 $  74,481
                                                                   ========   =======


                                 Statements of Income

                                                                 1994       1995      1996
                                                                ------     ------   --------

Dividends from bank subsidiary                                  $   --     $   --   $ 20,000
Interest income                                                    519      1,750        803
Other income                                                        --         --          6
                                                                ------     ------   --------

                                                                   519      1,750     20,809
Noninterest expense                                                  5        141        163
                                                                ------     ------   --------

          Income before income tax expense and equity
             in undistributed earnings of subsidiary               514      1,609     20,646

Income tax expense                                                 194        612        246
                                                                ------     ------   --------

          Income before equity in undistributed earnings of
             subsidiary                                            320        997     20,400

Equity in undistributed earnings of subsidiary                   4,383      5,477      5,063
Distribution of subsidiary retained earnings                        --         --    (20,000)
                                                                ------     ------   --------

          Net income                                            $4,703     $6,474   $  5,463
                                                                ======     ======   ========

                   Notes to Consolidated Financial Statements


Note 23 - Condensed parent company information (continued)


                            Statements of Cash Flows


                                                                         1994        1995        1996
                                                                      --------    --------    --------
Cash flows from operating activities
   Net income                                                         $  4,703    $  6,474    $  5,463
   Adjustments to reconcile net income to net cash provided by operating activities
         Equity in undistributed earnings of subsidiary                 (4,383)     (5,477)     (5,063)
         Dividend from subsidiary                                           --          --      20,000
         Increase (decrease) in other liabilities                           73         (73)         --
         Increase in other assets                                           --         (33)        (97)
                                                                      --------    --------    --------

          Net cash provided by operations                                  393         891      20,303
                                                                      --------    --------    --------
Cash flows from investing activities
   Net (increase) decrease in loans receivable                         (26,570)      9,333        (661)
   Purchase of subsidiary stock                                        (30,538)         --          --
   Purchase of investment securities                                        --         (65)       (425)
                                                                      --------    --------    --------
          Net cash provided by (used in) investing activities          (57,108)      9,268      (1,086)
                                                                      --------    --------    --------

Cash flows from financing activities
   Proceeds from exercise of stock options                                  --          --          31
   Proceeds from sale of stock                                          57,926          --          --
   Repurchase of common stock                                               --      (8,520)    (17,986)
   Payment of cash dividends                                                --      (1,766)     (1,903)
                                                                      --------    --------    --------
   Net cash provided by (used in) financing activities                  57,926     (10,286)    (19,858)
                                                                      --------    --------    --------
   Net increase (decrease) in cash and cash equivalents                  1,211        (127)       (641)

Cash and cash equivalents at beginning of year                              --       1,211       1,084
                                                                      --------    --------    --------

Cash and cash equivalents at end of year                              $  1,211    $  1,084    $    443
                                                                      ========    ========    ========

                   Notes to Consolidated Financial Statements


Note 24 - Quarterly condensed consolidated statements of income - unaudited

                                                                                     1995
                                                                     -----------------------------------
                                                                      First    Second    Third   Fourth
                                                                     Quarter   Quarter  Quarter  Quarter
                                                                     -------   -------  -------  -------

Interest income                                                      $ 8,608  $ 9,421  $ 9,724  $ 9,930
Interest expense                                                       4,103    4,808    5,085    5,216
                                                                     -------  -------  -------  -------

          Net interest income                                          4,505    4,613    4,639    4,714
Provision for credit losses                                               75       75       75       30
                                                                     -------  -------  -------  -------

          Net interest income after provision for credit losses        4,430    4,538    4,564    4,684
Net gain on sale of investments                                           46       52      100       11
Noninterest income                                                       184      173      240      248
Noninterest expense                                                    2,093    2,220    2,391    2,380
                                                                     -------  -------  -------  -------

          Income before income tax expense                             2,567    2,543    2,513    2,563
Income tax expense                                                       935      940      923      914
                                                                     -------  -------  -------  -------

          Net income                                                 $ 1,632  $ 1,603  $ 1,590    1,649
                                                                     =======  =======  =======    =====

Earnings per share, primary                                             .270*    .270*    .280*   .300*
Earnings per share, fully diluted                                       .270*    .270*    .280*   .300*
Dividends paid per share                                                .075*    .075*    .075*   .075*


                                                                                    1996
                                                                    -----------------------------------
                                                                     First    Second    Third   Fourth
                                                                    Quarter   Quarter  Quarter  Quarter
                                                                    -------   -------  -------  -------
Interest income                                                     $ 9,986   $10,155  $10,407  $10,445
Interest expense                                                      5,199     5,215    5,361    5,407
                                                                    -------   -------  -------  -------

          Net interest income                                         4,787     4,940    5,046    5,038
Provision for credit losses                                              60        --       --       --
                                                                    -------   -------  -------  -------

          Net interest income after provision for credit losses       4,727     4,940    5,046    5,038
Net gain on sale of investments                                          91        --        9      151
Noninterest income                                                      242       290      262      276
Noninterest expense                                                   2,569     2,631    4,753    2,616
                                                                    -------   -------  -------  -------

          Income before income tax expense                            2,491     2,599      564    2,849
Income tax expense                                                      882       889      206    1,063
                                                                    -------   -------  -------  -------

          Net income                                                $ 1,609   $ 1,710  $   358  $ 1,786
                                                                    =======   =======  =======  =======

Earnings per share, primary                                            .300*    .320      .070     .370
Earnings per share, fully diluted                                      .300*    .320      .070     .370
Dividends paid per share                                               .075*    .100      .100     .100



*Restated to reflect two-for-one stock split paid June 5, 1996

                   Notes to Consolidated Financial Statements


Note 25 - Branch acquisition

On August 18, 1995, pursuant to a Branch Sale Agreement between Crestar Bank and the Company's subsidiary, the Bank acquired selected assets and assumed all deposits of Crestar's Keysville, Virginia branch office. The Bank received net funds of approximately $17.8 million in cash, $1.6 million in selected loans, and $451,000 in office premises and equipment in exchange for assuming deposit liabilities of $21.7 million.

The acquisition was accounted for under the purchase method of accounting whereby the purchase price was allocated to the underlying assets acquired and liabilities assumed based on their value at the date of acquisition. The excess purchase price over the value of net assets acquired was recorded as goodwill of $1.7 million which is being amortized over 15 years. The results of operations of the acquired branch have been included with those of the Bank, and therefore of the Company, since the acquisition date.


Note 26 - Capital stock

On April 25, 1996, the Company's Board of Directors approved a two-for-one split of the Company's common stock in the form of a 100% stock dividend payable June 5, 1996 to stockholders of record as of May 15, 1996. A total of 2,713,832 shares of common stock was issued in connection with the split. The stated par value per share was not changed from $0.10. A total of $271,383 was reclassified from the Company's additional paid-in capital account to the Company's common stock account. Appropriate share and per-share amounts have been restated to retroactively reflect the stock split.

     Stock Price Information - There were 4,642,552 shares of common stock of FFVA Financial Corporation outstanding on March 1, 1997, held by approximately 1,600 stockholders of record (not including the number of persons or entities holding the stock in nominee or street name through various brokerage firms). The graph and table reflect the stock price as published by the Nasdaq National Market and the dividends paid for the respective periods.

            Quarter                                                                                                Div./Share
             Ended                                     High                            Low                            Paid
             -----                                     ----                            ---                            ----

March 1995(1)                                         $11.50                           $9.32                         $0.075

June 1995(1)                                          $14.13                          $11.25                         $0.075

September 1995(1)                                     $14.63                          $13.38                         $0.075

December 1995(1)                                      $14.63                          $13.38                         $0.075

March 1996(1)                                         $16.13                          $13.50                         $0.075

June 1996                                             $18.50                          $14.63                         $0.100

September 1996                                        $18.50                          $15.75                         $0.100

December 1996                                         $22.00                          $17.75                         $0.100


-----------------------------
        (1) Restated to reflect two-for-one stock split paid June 5, 1996. Federal regulations may limit dividend amounts.

                                       53